Exhibit 99.1

On April 23, 2013, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $569.2 million today announced operating results for the three month period ended March 31, 2013.

For the quarter ended March 31, 2013, the Corporation reported net income of $1,098,000, or $0.32 basic earnings per share.  This compares to the first quarter of 2012 net income of $1,003,000, or $0.29 basic earnings per share.  The increase in operating results for the first quarter of 2013 as compared to the same period in 2012 was primarily attributable to a $71,000 increase in non-interest income, a decrease of $644,000 in interest expense, and a $469,000 decrease in non-interest expenses offset by a decrease in interest income of $1,043,000, and the related income tax effects of these items.

The Corporation did not recognize a provision for loan losses during the first three months of 2013 or 2012. The allowance for loan losses as a percentage of total loans decreased to 1.97% at March 31, 2013 compared to 2.23% at March 31, 2012.

For the quarter ended March 31, 2013, non-interest income was $1,125,000, compared to $1,054,000 for the first quarter of 2012, a $71,000 (6.7%) increase.  The increase in non-interest income for the first quarter of 2013 as compared to 2012 was primarily attributable to a $128,000 increase in gains on the sale of securities offset by a $38,000 decrease in gains on the sale of loans and a $19,000 decrease in other non-interest income.

For the quarter ended March 31, 2013, non-interest expenses were $3,766,000, compared to $4,235,000 for the first quarter of 2012, a $469,000 (11.1%) decrease. The decrease in non-interest expenses for the three month period ended March 31, 2013 was primarily attributable to a $140,000 decrease in salaries and benefits, a $167,000 decrease in other real estate owned expenses, a $97,000 decrease in FDIC premium expenses and a $66,000 decrease in data processing expenses offset by a $50,000 increase in information technology expenses.

Total assets amounted to $569.2 million at March 31, 2013, compared to $572.4 million at December 31, 2012, a decrease of $3.3 million.  The decrease in total assets was primarily the result of a decrease of $3.3 million (6.6%) in cash and cash equivalents, a decrease of $4.5 million (1.5%) in gross loans, and a $685,000 (43.7%) decrease in other real estate owned, offset by an increase in available-for-sale securities of $5.6 million (3.2%).  Deposits during this same period decreased $1.4 million, or 0.3%.

Shareholders’ equity increased from $64.2 million at December 31, 2012 to $64.3 million at March 31, 2013.  This increase was the result of net income of $1,098,000, dividends paid of $172,000, the issuance of 441 treasury shares under the Corporation’s Employee Stock Purchase Plan of $8,000, and a $782,000 decrease in unrealized securities gains, net of tax.  The decrease in unrealized securities gains during the three month period ended March 31, 2013, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2012 Form 10-K.